                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                U S LIQUIDS INC.
      --------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2) of
    Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      ---------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

      ---------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ---------------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

      ---------------------------------------------------------------------

      5)  Total fee paid:
                         --------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:  _____________________________________________
      2)  Form, Schedule or Registration Statement No.:  _______________________
      3)  Filing Party:  _______________________________________________________
      4)  Date Filed:  _________________________________________________________

                                U S LIQUIDS INC.




                                 April 22, 2002


Dear Stockholder:

      We cordially invite you to our 2002 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 14, 2002 at 1:00 p.m. (Houston time), at the Hotel Sofitel in Houston, Texas.

      At the meeting, you will be asked to elect directors, to ratify the appointment of independent accountants for the year 2002, and to vote on a stockholder proposal. We have attached a notice of meeting and a proxy statement that contains more information about these items and the meeting, including different methods you can use to vote.

      We hope that you will be able to attend the meeting. Whether or not you expect to attend, to make sure that your vote is received, please complete, sign, and return your proxy card in the enclosed envelope, or vote by telephone or via the Internet (see the instructions on the proxy card).

      Thank you for your interest in U S Liquids.


                                          Sincerely,



                                          Michael P. Lawlor
                                          Chairman of the Board and
                                          Chief Executive Officer

                                U S LIQUIDS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 2002


To the Stockholders of U S Liquids Inc.:

      The 2002 Annual Meeting of Stockholders of U S Liquids Inc. (the "Company") will be held on Tuesday, May 14, 2002 at 1:00 p.m. (Houston time), at the Hotel Sofitel, 425 E. North Belt, Houston, Texas to:

      1.    Elect two directors to serve for a term of three years each;

      2. Ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for 2002;

      3.    Act on a stockholder proposal, if properly presented at the meeting;
            and

      4. Conduct such other business as may properly come before the meeting or any adjournment thereof.

      Only holders of common stock at the close of business on March 18, 2002 may vote at the meeting or at any adjournment thereof. A list of stockholders of record who may vote at the meeting will be available during business hours for any stockholder of the Company to examine for any purpose relevant to the meeting. The list will be available for at least ten days before the meeting at the Company's principal place of business, 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545. The list will also be available at the meeting.



                                      By Order of the Board of Directors



                                      Earl J. Blackwell, Secretary

Houston, Texas
April 22, 2002


      WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE SHARES IN PERSON.

                                U S LIQUIDS INC.
                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                            HOUSTON, TEXAS 77060-3545

                                 PROXY STATEMENT

                               -------------------

      The Board of Directors of U S Liquids Inc. (the "Company") is soliciting proxies from its stockholders to be used at the 2002 Annual Meeting of Stockholders on Tuesday, May 14, 2002. This proxy statement contains information related to the annual meeting. All such information is as of March 29, 2002 unless otherwise stated.

      This proxy statement and the accompanying proxy card were mailed to stockholders of the Company beginning on or about April 22, 2002.

                            ABOUT THE ANNUAL MEETING

      WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

      At the annual meeting, stockholders will be asked to elect directors, to ratify the appointment of independent accountants for the year 2002, and to vote on a stockholder proposal recommending that the Company be liquidated.

      WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

      Only stockholders of record at the close of business on March 18, 2002 may vote at the meeting. On March 18, 2002, the record date for the meeting, there were 16,078,258 shares of common stock outstanding. Each outstanding share is entitled to one vote.

      WHAT ARE THE BOARD'S RECOMMENDATIONS ON HOW TO VOTE MY SHARES?

      The Board recommends that stockholders vote:

            o FOR each of the nominees for director named in this proxy statement (Item 1).

            o FOR the ratification of the appointment of Arthur Andersen LLP as independent accountants for the year 2002 (Item 2).

            o AGAINST the stockholder proposal regarding a liquidation of the Company (Item 3).

      WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS IN STREET NAME?

            o If your shares are registered in your name, you are a stockholder of record.

            o If your shares are in the name of your broker or bank, your shares are held in street name.

      WHAT DIFFERENT METHODS CAN I USE TO VOTE?

            o     IN WRITING: All stockholders can vote by written proxy card.

            o BY TELEPHONE AND INTERNET: All stockholders of record can also vote by touch-tone telephone (1-800- 435-6710) or the Internet (HTTP://WWW.EPROXY.COM/USL), using the procedures and instructions described in the proxy card. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders' identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. The deadline for stockholders of record voting by telephone or electronically is 4:00 p.m. (Eastern time) on May 13, 2002.

            o IN PERSON: All stockholders of record may vote in person at the meeting. If you own shares in street name, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

      HOW CAN I REVOKE A PROXY?

      A stockholder can revoke a proxy by any one of the following three actions:

            o     giving written notice to the Secretary of the Company,

            o     delivering a later-dated proxy, or

            o     voting in person at the meeting.

      WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

            o TO ELECT DIRECTORS: Under Delaware law, directors are elected by a plurality of the shares voted, so the two nominees receiving the greatest number of votes will be elected.

            o TO APPROVE OTHER MATTERS: Delaware law requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting to approve the appointment of independent accountants (Item 2) and the stockholder proposal regarding a liquidation of the Company (Item 3).

      HOW IS THE VOTE COUNTED?

      The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee (such as a broker or bank) holding shares in "street name" as the registered holder for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Abstentions are not counted for purposes of the election of directors, but are counted as votes against each of the other proposals. A broker "non-vote" is not counted for purposes of the election of directors or approving any other proposal.

      ARE VOTES CONFIDENTIAL?

      It is the Company's policy that all stockholder meeting proxies, ballots, and voting records that identify the vote of a particular stockholder are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the meeting except (i) to meet legal requirements; (ii) to assert claims for or defend claims against the Company;
(iii) to allow the inspectors of election to certify the results of the stockholder vote; (iv) if a proxy solicitation in opposition to the Board of Directors takes place; or (v) to respond to stockholders who have written comments on proxy cards or who have requested disclosure.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

      The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than three members. The current number of directors is seven. For election purposes, directors are divided into two groups of two directors and a third group of three directors. Each group holds office for three years. The Certificate of Incorporation further provides that one group of the Board shall be elected at each annual meeting.

      At the meeting, stockholders will elect two directors who will hold office until the annual meeting of stockholders in 2005. The Board has nominated William M. DeArman and John N. Hatsopoulos to be elected at the meeting. Both nominees presently serve on the Board and have consented to continue to serve as a director if elected. If any nominee should be unavailable to serve for any reason, which is not anticipated, the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominee as the Board of Directors recommends.

      The following is a brief account of the business experience during the past five years of each of our directors and executive officers, including his principal occupation and employment during that period, and the name and principal business of any corporation or other organization in which each person has been occupied or employed. Directorships in certain companies presently held by a director or executive officer are also set forth.

      Michael P. Lawlor (age 62) has served as a director of the Company since June 1997. On August 25, 1997, Mr. Lawlor assumed the positions of Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to August 1997, Mr. Lawlor was a private investor. From December 1992 to March 1996, Mr. Lawlor was Chief Executive Officer and a director of ITEQ, Inc. f/k/a Air-Cure Technologies, Inc., a manufacturer of air treatment and air moving and process systems, equipment and components. From 1970 to 1992, Mr. Lawlor held various positions with Browning-Ferris Industries, Inc., a national waste services company. Mr. Lawlor started with Browning-Ferris in 1970, became a corporate officer in 1978, and from 1970 to 1988 was responsible for all of Browning-Ferris' landfill operations, during which time total landfill revenues grew from $1 million to $500 million annually. Mr. Lawlor was the Chairman of the Wildlife Habitat Enhancement Council, a nonprofit conservation organization, from 1992 to 1996. Mr. Lawlor's term on the Board of Directors expires in 2003.

      Earl J. Blackwell (age 60) is a co-founder of the Company and has served as Chief Financial Officer, Senior Vice President-Finance and Secretary of the Company from November 1996 to the present. From 1991 to December 1996, Mr. Blackwell was a Divisional Controller for Sanifill, Inc., a national waste services company acquired by Waste Management, Inc. in 1996.

      John P. Miklich (age 41) has served as the Chief Operating Officer of the Company since February 2001 and as a director of the Company since March 2002. Mr. Miklich has an extensive background in the environmental industry, working for various divisions of Safety-Kleen Corp. f/k/a Laidlaw Environmental Services, Inc. since 1986. Prior to joining the

Company, Mr. Miklich served as the Senior Vice President of the Northeast Division of Safety-Kleen, where he had responsibility for operations, sales, compliance, health and safety, and public relations. Mr. Miklich's term on the Board of Directors expires in 2003.

      Gary J. Van Rooyan (age 56) became Vice President and General Counsel of the Company in September 1998. Mr. Van Rooyan has been engaged in the practice of law for over 26 years, nearly 16 of which have been in the waste industry. From August 1996 until September 1998, Mr. Van Rooyan was Senior Corporate Counsel for Browning-Ferris. From 1986 until August 1996, Mr. Van Rooyan held positions as Regional General Counsel for various regions of Browning- Ferris. From 1981 through 1985, Mr. Van Rooyan served as Senior Counsel for the Dresser Atlas Oilfield Services Group of Dresser Industries. From 1975 until 1981, Mr. Van Rooyan was engaged in the private practice of law.

      Harry O. Nicodemus IV (age 54) became Vice President and Chief Accounting Officer of the Company in October 1999. From 1997 until August 1999, Mr. Nicodemus was the Chief Financial Officer of American Residential Services, Inc., a national provider of services for heating, ventilating and air conditioning, plumbing and other systems in homes and small commercial buildings. From 1996 until 1997, he served as the Controller of Drilex International Inc., an oil and gas field services company located in Houston, Texas. From 1994 until 1996, Mr. Nicodemus was the Vice President, Chief Accounting Officer and Controller of American Ecology Corporation, a provider of hazardous waste treatment services.

      Steven J. Read (age 35) has served as Vice President and Treasurer of the Company since October 1999. From April 1998 to October 1999, Mr. Read served as Tax Director of the Company. From 1994 until 1998, Mr. Read was a Senior Analyst in Finance, Acquisitions and Tax for TETRA Technologies, Inc. From 1993 until 1994, Mr. Read was a Finance Manager for American General Corporation. From 1989 until 1993, Mr. Read held various positions at Ernst & Young, LLP.

      William M. DeArman (age 50) is a co-founder of the Company and became a director of the Company in May 2001. From 1991 to 1997, he was a Vice President, Partner and Director of Sanders Morris Mundy Inc. (now Sanders Morris Harris Inc.), a Houston based investment firm. Since 1997, Mr. DeArman has devoted most of his time to managing his personal investment portfolio. Mr. DeArman is also the manager and majority owner of Premium Aircraft Parts LLC, a company engaged in the sale of new and aftermarket aircraft parts. Mr. DeArman's term on the Board of Directors expires in 2002.

      John N. Hatsopoulos (age 67) became a director of the Company in December 1998. Currently, Mr. Hatsopoulos is the Chairman and Chief Executive Officer of Tecogen, Inc., a manufacturer of cogeneration, air conditioning and refrigeration equipment. Mr. Hatsopoulos served as Thermo Electron Corporation's President from 1997 until 1999 and as its Chief Financial Officer and Executive Vice President from 1988 until 1997. In addition, he is a member of the Board of Directors of Premier, Inc., a privately held organization of hospitals and health systems. Mr. Hatsopoulos' term on the Board of Directors expires in 2002.

      James F. McEneaney, Jr. (age 63) became a director of the Company in October 1997. He is the retired President and Chief Operating Officer of Ryland Homes, positions he held from 1980 to 1992. Mr. McEneaney also served as Executive Vice President and a director of The Ryland Group, Inc. from 1981 to 1993. Mr. McEneaney also was a founder of The Fortress Group, Inc., which was organized to consolidate home builders in North America. He served as the company's Chief Executive Officer from July 1995 through December 1995, and as a member of its Board of Directors from 1995 until May 1997. Since August 1993, Mr. McEneaney has served as President of MacCan Associates, Inc., a management consulting firm. Currently, Mr. McEneaney serves as Chairman of the Board of Anne Arundel Health Systems, Inc. Mr. McEneaney's term on the Board of Directors expires in 2004.

      Clayton K. Trier (age 50) became a director of the Company in February 2002. Since April 1997, Mr. Trier has been a private investor. Mr. Trier was a founder of U.S. Delivery Systems, Inc., a company created to consolidate the highly fragmented local delivery industry. He served as U.S. Delivery's Chairman and Chief Executive Officer from 1993 until April 1997. In March 1996, U.S. Delivery, a NYSE-listed company at that time, was acquired by Corporate Express, Inc., a large publicly owned office products company, and Mr. Trier served as a director of Corporate Express, Inc. from the acquisition date until January 1997. From 1991 to 1993, Mr. Trier was president of Trier & Partners, Inc., a consulting firm. From 1987 through 1990, he served as President and Co-Chief Executive Officer of Allwaste, Inc., a NYSE-listed environmental services firm. From 1974 to 1987, Mr. Trier was employed by Arthur Andersen & Co. Mr. Trier was a partner at Arthur Andersen from 1983 to 1987. Currently, Mr. Trier is a member of the Board of Directors of Pentacon, Inc., a distributor of fasteners and small parts to original equipment manufacturers. Mr. Trier's term on the Board of Directors expires in 2003.

      Alfred Tyler 2nd (age 59) became a director of the Company in June 1997. Mr. Tyler has over 20 years experience in the environmental services industry, most recently as the President and Chief Executive Officer of Enviro-Gro Technologies, a provider of sludge management services. In 1992, Enviro-Gro was sold to Wheelabrator Technologies and Mr. Tyler resigned his positions to manage his other investments. From 1989 to the present, Mr. Tyler has been the President and the sole stockholder of Weston Investments, Inc., a private investment company. Mr. Tyler is also the President of Days Cove Reclamation Company, a landfill operation and construction company, and a partner and managing director of Bedford Capital Corporation, a New York consulting firm. In addition, Mr. Tyler is a member of the Board of Directors of Synagro Technologies, Inc. Mr. Tyler's term on the Board of Directors expires in 2004.

DIRECTORS' COMPENSATION

      Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $2,500 for each Board and committee meeting (unless held on the same day as a Board meeting) actually attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

      Under the Company's Directors' Stock Option Plan, each director who is not an employee of the Company and has not been an employee of the Company at any time during the twelve months preceding his initial election or appointment to the Board is automatically granted an option to purchase 10,000 shares of common stock at the time of his or her initial election or appointment. In addition, each outside director is automatically granted an option to purchase 5,000 shares of common stock on January 1 of each year. These options have an exercise price equal to the fair market value of the common stock on the date of grant, vest in full on the date of the grant and expire at the earlier of ten years from the date of grant or one year after the director ceases to be a member of the Board.

COMMITTEES

      The Board of Directors has an Audit Committee and a Compensation Committee. The Company does not have a nominating committee or a committee performing the functions of a nominating committee. The members of the Audit Committee are Messrs. Hatsopoulos, McEneaney and Tyler. The principal duties of the Audit Committee are to recommend to the Board of Directors the selection of the Company's independent accountants, discuss and review with the Company's independent accountants the audit plan, auditor's report and management letter and the Company's accounting policies, and review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The members of the Compensation Committee are Messrs. DeArman, McEneaney and Tyler. The principal duties of the Compensation Committee are to establish and review the objectives, structure, cost and administration of the Company's major compensation and benefit policies and programs, review annually officers' and key employees' salaries, management incentives and stock options, and administer the Company's stock option plans, management incentive plans and other long-term incentive plans.

      In addition, effective as of April 8, 2002, the Board also has a Finance and Oversight Committee. The members of the Finance and Oversight Committee are Messrs. DeArman, McEneaney and Trier, with Mr. DeArman serving as Chairman of the Committee. The principal responsibilities of the Finance and Oversight Committee are to monitor the financial condition and capital structure of the Company and explore strategic alternatives to maximize stockholder value.

      The Board of Directors met ten times during 2001. During 2001, the Audit Committee met on eight occasions and the Compensation Committee met on two occasions. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the compensation of the Chief Executive Officer and the four next highest paid executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                 ANNUAL COMPENSATION                  AWARDS
                                                      -------------------------------------------  ------------
                                                                                    OTHER                                ALL
                                                                                    ANNUAL         STOCK OPTIONS        OTHER
  NAME AND PRINCIPAL POSITION            YEAR           SALARY           BONUS   COMPENSATION (1)     (SHARES)      COMPENSATION (2)
  ---------------------------            ----         ----------        -------  ----------------  -------------   ----------------
Michael P. Lawlor,                       2001         $ 325,000           $0           $0                0            $5,250
  Chairman of the Board and              2000           325,000            0            0                0             5,250
  Chief Executive Officer                1999           320,481            0            0                0             5,000

Earl J. Blackwell,                       2001         $ 220,000           $0           $0                0            $5,250
  Chief Financial Officer,               2000           220,000            0            0                0             5,250
  Senior Vice President                  1999           217,000            0            0                0             5,000
  and Secretary

John P. Miklich                          2001         $ 161,539           $0           $0           25,000            $    0
  Chief Operating Officer and            2000               N/A           N/A          N/A             N/A               N/A
  Executive Vice President (3)           1999               N/A           N/A          N/A             N/A               N/A

Gary J. Van Rooyan,                      2001         $ 166,402           $0           $0                0            $4,852
  Vice President and General             2000           156,908            0            0           12,500             4,720
   Counsel                               1999           148,000            0            0            7,500             3,436

Harry O. Nicodemus IV,                   2001         $ 142,885           $0           $0                0            $4,096
  Vice President and Chief               2000           122,692            0            0           12,500             3,017
  Accounting Officer (4)                 1999            34,500            0            0           25,000                 0


-------------------
(1) Excludes perquisites and other benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of such officer's annual salary and bonus.
(2) These figures represent contributions made by the Company to the Company's 401(k) & Profit Sharing Plan on behalf of the named officer.
(3) Mr. Miklich was employed by the Company in February 2001.
(4) Mr. Nicodemus was employed by the Company in September 1999.

OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during the last fiscal year to the Named Executive Officers.

                                                OPTION/SAR GRANTS IN 2001 (1)
                                                     INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------------------------------
                                             PERCENTAGE OF
                              OPTIONS        TOTAL OPTIONS              EXERCISE
                              GRANTED          GRANTED TO                 PRICE               EXPIRATION            GRANT DATE
      NAME                  (SHARES) (2)    EMPLOYEES IN 2001        (PER SHARE) (3)             DATE            PRESENT VALUE (4)
     ------                -------------   -------------------     -------------------      --------------      ------------------
Michael P. Lawlor                 0               N/A                       N/A                   N/A                  N/A
Earl J. Blackwell                 0               N/A                       N/A                   N/A                  N/A
John P. Miklich              25,000              26.2%                    $3.12              02/26/11              $64,775
Gary J. Van Rooyan                0               N/A                       N/A                   N/A                  N/A
Harry O. Nicodemus IV             0               N/A                       N/A                   N/A                  N/A

-----------------------

(1) No stock appreciation rights were granted in 2001.
(2) All options are exercisable 33.3% on the first anniversary date of the date of grant, 33.3% on the second anniversary of the date of grant, and 33.4% on the third anniversary of the date of grant. Options may be accelerated as a result of a change in control or other event as described below.
(3) Exercise price is based upon fair market value on the date of the grant.
(4) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the option set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: an option term of 10 years, volatility of 77.1%, no dividend yield, and an interest rate of 5.2%. The real value of the option in this table depends upon the actual performance of the common stock during the applicable period.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides certain information on stock option exercises in 2001 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2001.

                            AGGREGATED OPTION/SAR EXERCISES IN 2001 AND 12/31/01 OPTION/SAR VALUES (1)

                                                                    NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                OPTIONS AT DECEMBER 31, 2001         IN-THE-MONEY OPTIONS AT
                             NUMBER OF                                   (SHARES)                     DECEMBER 31, 2001 (2)
                          SHARES ACQUIRED                      -------------------------------   -------------------------------
       NAME                 ON EXERCISE    VALUE REALIZED       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
      ------              ---------------  --------------      -------------    --------------   -------------   ---------------
Michael P. Lawlor              N/A              N/A               300,000                0         $       0        $       0
Earl J. Blackwell              N/A              N/A                     0                0                 0                0
John P. Miklich                N/A              N/A                     0           25,000                 0           64,000
Gary J. Van Rooyan             N/A              N/A                42,500           27,500             5,718           11,432
Harry O. Nicodemus IV          N/A              N/A                20,834           16,666             5,718           11,432


-------------------
(1) No stock appreciation rights are outstanding.
(2) Based on the closing price of the common stock on the American Stock Exchange on the final trading day of 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      Both Mr. Lawlor and Mr. Blackwell have entered into an employment agreement with the Company. Under the terms of the employment agreements, the 2002 base salaries of Mr. Lawlor and Mr. Blackwell are $325,000 and $220,000, respectively, with each executive officer having the right to receive incentive compensation at the discretion of the Board of Directors. Each employment agreement is for a term of five years with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If the employee's employment is terminated by the Company without cause, then the employee will continue to receive his base salary and employee benefits for the remainder of the term of his employment agreement and all stock options previously granted to the employee will immediately become exercisable. If his employment is terminated by the Company with cause, then the employee will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control," as that term is defined in the employment agreements, then, under certain circumstances, the employee will have the right to terminate his employment agreement and (i) require the Company to pay to him a lump sum amount equal to approximately three times his "base amount," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) cause all stock options previously granted to him to immediately become exercisable. This base amount is generally equal to the average annual gross income of the employee for the five taxable years ending before the date on which the change in control occurs. This payment will be in lieu of any further compensation or benefits payable to the employee under the employment agreement. The employment agreement also contains a covenant by the employee not to compete with the Company at any time during his employment and for a period of two years after the termination of his employment, except for a termination subsequent to a change in control or a termination by the employee with cause.

      Mr. Miklich entered into an employment agreement with the Company effective as of July 15, 2001. Under the terms of the employment agreement, Mr. Miklich's base salary for 2002 is $200,000. Mr. Miklich is also entitled to participate in the Company's annual incentive compensation plan. Mr. Miklich's employment agreement has a term of one year, with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If Mr. Miklich's employment is terminated by the Company without cause, Mr. Miklich will be entitled to receive a lump sum payment equal to his then current base salary. In addition, Mr. Miklich will continue to receive his employee benefits for a period of one year after the termination date. If Mr. Miklich's employment is terminated by the Company with cause, then Mr. Miklich will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control," then, under certain circumstances, Mr. Miklich will have the right to terminate his employment agreement and (i) require the Company to pay him a lump sum amount equal to his then current base salary, and (ii) cause all stock options previously granted to him to immediately become exercisable. Any such payment will be in lieu of any further compensation or benefits payable to Mr. Miklich under the employment agreement. The employment agreement also contains a covenant by Mr. Miklich not to compete with the Company at any time during his employment and for a period of one year after the termination of his employment.

      Messrs. Van Rooyan and Nicodemus have also entered into employment agreements with the Company. Under the terms of the employment agreements, the 2002 base salaries of Mr. Van Rooyan and Mr. Nicodemus are $175,000 and $150,000, respectively, with each employee having the right to receive an annual bonus based upon the performance of the employee and the results of the Company's business and operations. Each employment agreement has a term of three years with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If the employee's employment is terminated by the Company without cause, the employee will continue to receive his base salary and employee benefits for a period of one year after the termination date, and all stock options granted to the employee will immediately become exercisable. If his employment is terminated by the Company with cause, then the employee will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control," then, under certain circumstances, the employee will have the right to terminate his employment agreement and (i) require the Company to pay to him a lump sum amount equal to approximately three times his "base amount," as defined in Section 280G of the Code, and (ii) cause all stock options previously granted to him to immediately become exercisable. In addition, upon the occurrence of certain other triggering events (such as the removal or involuntary resignation of the executive officer to whom the employee currently reports or a change in the organizational structure of the Company's senior management which results in the employee reporting to a person other than such executive officer), the employee has the right to terminate his employment agreement and (i) require the Company to pay to him a lump sum amount equal to his then current base salary, and (ii) cause all stock options previously granted to him to immediately become exercisable. Any such payment will be in lieu of any further compensation or benefits payable to the employee under the employment agreement. The employment agreement also contains a covenant by the employee not to compete with the Company at any time during his employment and for a period of two years after the termination of his employment, except for a termination subsequent to a change in control or a termination by the employee with cause.

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee is responsible for establishing and reviewing the Company's arrangements and programs for compensating executive officers of the Company. The Compensation Committee is currently composed of Messrs. DeArman, McEneaney and Tyler.

      The Company's executive compensation program is designed to provide competitive compensation and benefit programs that attract and retain capable executives who are integral to the success of the Company, reward them for superior performance and provide them with an economic incentive to increase stockholder value. The Compensation Committee believes its policies are best implemented by providing compensation comprised of separate components, all of which are designed to motivate executive performance. These components are a salary, short-term incentive compensation (bonus) and, in appropriate cases, long-term incentive compensation (stock options). The bonuses and stock options are in addition to executives' yearly base salaries, which are intended to be competitive with companies which the Compensation Committee believes are comparable to the Company.

BASE SALARY

      In setting each executive officer's base salary, the Compensation Committee takes into consideration, among other things, the executive officer's level of experience, responsibilities and performance and salaries for comparable positions at other companies in the same or similar businesses of the Company. In making salary recommendations or decisions, the Compensation Committee exercises its discretion and judgment based on these and other relevant factors. The Compensation Committee does not apply any specific formula to determine the weight of any particular factor.

INCENTIVE BONUS AWARDS

      Short-term incentive compensation plans are intended to provide executive officers with an incentive to act in a manner that accentuates Company performance and, therefore, stockholder value. The Compensation Committee believes that growth in earnings per share is an appropriate measure of short-term corporate performances. Accordingly, in 2001, the Compensation Committee adopted an incentive compensation plan (the "Incentive Plan") under which each Named Executive Officer was eligible to earn a cash bonus based upon the growth of the Company's earnings per share in excess of targeted levels.

STOCK OPTIONS

      In 1996, the Company established the U S Liquids Inc. 1996 Incentive Stock Option Plan (the "1996 Plan"). The purpose of the 1996 Plan is to promote the long-term growth and profitability of the Company and the value of the common stock by providing selected employees of the Company and its subsidiaries with incentives to contribute to the success of the Company. The 1996 Plan provides for both the grant of incentive stock options pursuant to Section 422 of the Code, and options which do not qualify as incentive stock options. In awarding options under the 1996 Plan, the Compensation Committee considers various factors, such as the past and expected future performance of an employee and the extent to which an employee has been compensated for his or her performance. The Compensation Committee has not established any fixed formula for awarding options under the 1996 Plan. The exercise price for options issued under the 1996 Plan must, in the case of incentive stock options, be at least equal to the fair market value of the common stock subject to the option at the time the option is granted, and in the case of nonqualified stock options, be at least equal to 75% of the fair market value of the shares subject to the option at the time it is granted.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      The Compensation Committee applied the executive compensation policies and programs described above in determining the total compensation of Michael P. Lawlor, the Company's Chief Executive Officer. Mr. Lawlor's base salary for 2001 was $325,000. Under the terms of the Incentive Plan, Mr. Lawlor was eligible to earn a cash bonus based upon the growth of the Company's earnings per share. Because the Company's 2001 earnings per share did not equal the minimum target established by the Committee, Mr. Lawlor did not receive any bonus for the fiscal year ended December 31, 2001. No options or other long-term incentives were granted to Mr. Lawlor in 2001.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Code generally limits the annual tax deduction for applicable remuneration paid to the Company's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the applicable remuneration to be paid to the Company's executives will exceed the deduction limit set by Section 162(m).

                              WILLIAM M. DEARMAN
                              JAMES F. MCENEANEY, JR.
                              ALFRED TYLER 2ND

                              COMPENSATION COMMITTEE
                              OF THE BOARD OF DIRECTORS

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of the Board of Directors is responsible for overseeing management's financial reporting practices and internal controls. The American Stock Exchange listing standards require that all American Stock Exchange- listed companies have audit committees composed of at least three independent directors. The Company's Audit Committee is currently composed of three outside directors, each of whom meets the independence requirements of the American Stock Exchange listing standards. The Audit Committee acts under a written charter first adopted by the Board of Directors during 2000.

      In connection with the Company's consolidated financial statements for the fiscal year ended December 31, 2001, the Audit Committee has:

      o reviewed and discussed the audited financial statements with management;

      o discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

      o received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants that firm's independence from management and the Company.

      Based on these actions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.


                              JOHN N. HATSOPOULOS
                              JAMES F. MCENEANEY, JR.
                              ALFRED TYLER 2ND

                              AUDIT COMMITTEE OF
                              THE BOARD OF DIRECTORS


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

      The Board of Directors, upon recommendation of its Audit Committee, has appointed Arthur Andersen LLP as the Company's independent accountants for 2002. Stockholders are being asked to ratify this action, and proxies solicited on behalf of the Board of Directors will be voted for ratification of Arthur Andersen LLP as the Company's independent accountants unless otherwise specified.

      Arthur Andersen LLP has served as the Company's independent public accounting firm since November 1996. A representative of Arthur Andersen LLP is expected to attend the meeting. The representative will be afforded an opportunity to make a statement, if he or she desires to do so. It is anticipated that the representative will also be available to answer appropriate questions.

      If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent accountants will be considered by the Board of Directors.

      The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by Arthur Andersen LLP.


     Audit Fees (a)....................................    $   425,000
     Financial Information Systems
        Design and Implementation Fees (b) ............        347,000
     All Other Fees (b)(c) ............................        218,000
                                                           -----------
                                                           $   990,000
----------------------
(a) Represents fees for the fiscal 2001 audit of the Company's consolidated financial statements and the review of Form 10-Qs for the fiscal 2001 period.
(b) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.
(c)  Includes fees for internal audit services and accounting consultation.


                              STOCKHOLDER PROPOSAL
                                    (ITEM 3)

     North Star Partners, L.P., 61 Wilton Road, Westport, Connecticut 06880, beneficial owner of 395,800 shares of the Company's common stock, has advised the Company that it intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Company accepts no responsibility, are set forth below.

            RESOLVED, that the stockholders of U S Liquids Inc. (the Company), having been informed that recent efforts to achieve a sale of the entire Company have been unsuccessful, hereby request that the Board direct the Company's financial advisors to pursue a sale of the Company in an open, publicly announced fashion, in as many or as few separate pieces as necessary to achieve a complete liquidation of the assets of the Company not later than December 31, 2002.

     SUPPORTING STATEMENT

     The Company was organized in November 1996 to pursue a roll up strategy in the liquid waste industry and has spent over $200 million of stockholder funds acquiring over 50 different businesses. Over the last five years the Company has reported cumulative net losses of $8.6 million and it was recently announced that it will take a charge of $97.3 million to write down the value of purchased assets.

     On 3/23/01 a stockholder group filed a 13D noting substantial erosion in the value of the Company's common stock and advocating a change in senior management. A member of the group was eventually added to the Board and a financial advisor was hired to pursue a sale of the Company. Subsequently management indicated that there were no offers to buy the whole Company, that the sale process is essentially finished and that the Company will continue as an operating enterprise.

     We believe that returning to the status quo is not in the best interest of stockholders. When asked to vote on management's proposed 2001 Stock Awards Plan, stockholders rejected the plan, apparently due to the Company's poor financial performance. There does not appear to be any tangible synergy amongst the acquired businesses and investors in the public market seem unwilling to assign a value to the Company commensurate with our estimation of the underlying asset values. Management has indicated that strategic buyers have expressed interest in certain business units, but none was interested in acquiring the Company in its entirety. Therefore we believe the next logical step to maximize value for the stockholders is to pursue the serial, complete liquidation of the Company's business units to accommodate the various strategic and financial buyers that are interested in purchasing pieces of, but not the entire,

     Company. We believe that the serial liquidation of the Company would result in offsetting taxable gains and losses from the sale of the various businesses, thereby minimizing any net potential capital gains. We further believe that the serial liquidation of the Company would return funds to stockholders far in excess of the current stock price.

     For the foregoing reasons, we believe that stockholder interests would best be served by adopting a plan of liquidation and North Star Partners, L.P. recommends that you vote "FOR" its stockholder proposal.

             BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL

     The Board of Directors is always open to suggestions that would benefit the Company and enhance value for its stockholders. In the exercise of its fiduciary duties, the Board continuously reviews the strategic alternatives available to the Company. In this regard, in December 2000, the Board authorized management to sell certain individual operations no longer considered strategic to the Company. In March 2001, the Board approved the engagement of Banc of America Securities LLC ("BofA") to explore strategic alternatives to maximize stockholder value including, among other things, a possible sale of the Company. Between June and September 2001, BofA contacted over 180 potential acquirors. Although a number of the potential acquirors executed a confidentiality agreement with the Company and reviewed the preliminary information provided to them, none of the potential acquirors actually made an offer to acquire the Company. In addition, despite the efforts of management and an independent consulting firm subsequently engaged, the Company was unable to sell a majority of the individual operations offered for sale. Consequently, in December 2001, the Company ceased marketing the unsold operations.

     A company's decision to sell all or a significant portion of its operations involves consideration of a complex set of factors including the evaluation of the long-term economic prospects for the business(es) and the impact of market and industry conditions on the timing of a potential transaction. Based upon the recent results of the Company's financial advisors described above, and considering that the current economic climate for a sale of the Company is even less favorable as a result of uncertainties created by the events of September 11th, tightening of credit markets and overall industry conditions, the Board believes that implementation of the proposal at this time would be inconsistent with the stockholders' best interests.

     The Board also believes that the adoption of a proposal mandating a sale within a specified time period could adversely affect its ability to effect a strategic transaction on the most favorable terms. In the Board's opinion, the adoption of the proposal would give the impression to potential acquirors that the Board has lost its ability to determine if, when and under what conditions a sale of the Company should be considered, thus forcing the Company to negotiate with potential acquirors from a position of weakness. The Board is also concerned that the adoption of such a highly-public proposal to immediately initiate a liquidation of the Company would adversely affect the Company's relationships with its customers, suppliers, employees and other constituencies, thus potentially lowering rather than raising the value of the Company.

     Like North Star, the officers and directors of the Company are disappointed in the decline in the trading price of the Company's common stock. However, the Board believes that the radical approach advocated by this proposal is not the correct response. In April 2002, the Board established a Finance and Oversight Committee comprised solely of outside directors and chaired by Mr. DeArman. The primary responsibilities of this Committee are to monitor the financial condition and capital structure of the Company and to explore strategic alternatives to maximize stockholder value, including utilizing professional financial advisors as appropriate in the circumstances. The Board believes that the flexibility provided by this course of action is much more likely to maximize long-term stockholder value than an immediate publicly announced liquidation of the Company as recommended by North Star.

     For the foregoing reasons, the Board of Directors recommends a vote "AGAINST" the proposal.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding beneficial ownership of the common stock as of March 29, 2002 by (i) each stockholder of the Company who is known by the Company to beneficially own more than five percent of the outstanding common stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

NAME AND ADDRESS                                                                            NUMBER OF         PERCENT OF
OF BENEFICIAL OWNER                                                                          SHARES             CLASS
-------------------                                                                        -----------       ------------
Michael P. Lawlor (1) ...........................................................            356,770             2.2%
Earl J. Blackwell (2) ...........................................................            358,000             2.2
Gary J. Van Rooyan (3) ..........................................................             48,522               *
Harry O. Nicodemus IV (4) .......................................................             23,334               *
John P. Miklich (5) .............................................................              8,333               *
Steven J. Read (6) ..............................................................             26,979               *
William M. DeArman (7) ..........................................................            275,200             1.7
Alfred Tyler 2nd (8) ............................................................             60,000               *
James F. McEneaney, Jr. (9) .....................................................             35,000               *
John N. Hatsopoulos (10) ........................................................             65,000               *
Clayton K. Trier (11) ...........................................................             10,000               *
Franklin Resources Inc. (12) ....................................................          1,086,400             6.8
  777 Mariners Island Boulevard, 6th Fl
  San Mateo, California 94404
Laird Norton Financial Group, Inc. (13) .........................................          1,204,000             7.5
   801 Second Avenue, Suite 1600
   Seattle, Washington 98104
Sanifill, Inc. (14) .............................................................          1,000,000             5.9
   1001 Fannin Street, Suite 4000
   Houston, Texas 77002
Dimensional Fund Advisors Inc. (15) .............................................            851,800             5.3
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401
Longwood Investment Advisors, Inc. (16) .........................................            945,600             5.9
   Three Radnor Corporate Center, Suite 300
   100 Matsonford Road
   Radnor, Pennsylvania 19087
Benson Associates, LLC (17) .....................................................          1,003,300             6.2
   111 S.W. Fifth Avenue, Suite 2130
   Portland, Oregon 97204
All directors and executive officers as a group (11 persons) (18) ...............          1,267,138             7.6


--------------------
(1) Includes 45,100 shares held by The Lawlor Family, L.L.C., a limited liability company, over which Mr. Lawlor, as the manager, has sole voting and investment power, 11,670 shares held by the U S Liquids Employee Stock Purchase Plan for the benefit of Mr. Lawlor, and 300,000 shares which Mr. Lawlor has the right to acquire pursuant to the terms of a stock option granted by the Company to him.
(2) Includes 180,000 shares held by The Earl J. and Christine J. Blackwell Family LLC, a limited liability company, over which Mr. Blackwell, as the manager, has sole voting and investment power, and 103,000 shares held in individual retirement accounts for Mr. Blackwell.
(3) Includes 3,072 shares held by the U S Liquids Employee Stock Purchase Plan for Mr. Van Rooyan and 45,000 shares which Mr. Van Rooyan has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.
(4) Represents shares which Mr. Nicodemus has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.
(5) Represents shares which Mr. Miklich has the right to acquire pursuant to the terms of a stock option granted by the Company to him.
(6) Includes 6,145 shares held by the U S Liquids Employee Stock Purchase Plan for the benefit of Mr. Read and 20,834 shares which Mr. Read has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.
(7) Includes 200,000 shares held by a trust of which Mr. DeArman is the sole beneficiary, 60,200 shares held by a broker for the benefit of Mr. DeArman, and 15,000 shares which Mr. DeArman has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(8) Includes 25,000 shares held by a corporation controlled by Mr. Tyler and 35,000 shares which Mr. Tyler has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(9) Includes 34,000 shares which Mr. McEneaney has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(10) Includes 35,000 shares held in an individual retirement account for Mr. Hatsopoulos and 30,000 shares which Mr. Hatsopoulos has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

(11) Represents shares which Mr. Trier has the right to acquire pursuant to the terms of a stock option granted by the Company to him.

(12) Includes shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. The
     Schedule 13G/A filed by Franklin Resources on February 14, 2002 states that
     (i) such advisory subsidiaries of Franklin Resources have sole investment and/or voting power over such shares, and (ii) Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources and, thus, may each be deemed to be the beneficial owner of such shares.

(13) Includes shares owned by Wentworth, Hauser & Violich and Laird Norton Trust Company, wholly owned subsidiaries of Laird Norton Financial Group, Inc. The Schedule 13G/A filed by Laird Norton Financial Group on February 13, 2002 states that Laird Norton Financial Group shares the power to vote and dispose of such shares.

(14) Represents shares which Sanifill, Inc. has the right to acquire pursuant to the terms of a warrant issued by the Company to Sanifill.

(15) Includes shares owned by certain investment companies, trusts and accounts for which Dimensional Fund Advisors Inc. serves as investment advisor or manager. The Schedule 13G filed by Dimensional Fund Advisors on February 12, 2002 states that Dimensional Fund Advisors has the sole power to vote and dispose of such shares.

(16) Represents shares owned by certain accounts for which Longwood Investment Advisors, Inc. serves as investment advisor. The Schedule 13G filed by Longwood Investment Advisors on March 22, 2002 states that Longwood Investment Advisors, Robert A. Davidson and John P. McNiff share the power to vote and dispose of all such shares.

(17) Represents shares owned by certain accounts for which Benson Associates, LLC serves as investment advisor. The Schedule 13G filed by Benson Associates on February 13, 2002 states that Benson Associates has the sole power to vote and dispose of such shares.

(18) Excludes 64,999 total shares subject to options granted to Messrs. Van Rooyan, Nicodemus, Miklich and Read that are not exercisable prior to June 1, 2002.

*    Constitutes less than one percent of the outstanding common stock.

STOCK PERFORMANCE GRAPH

      The following graph shows the cumulative total stockholder return on the Company's common stock over the period commencing on August 20, 1997 (i.e., the date of the Company's initial public offering) and ending on December 31, 2001, as compared to the returns of the American Stock Exchange Market Index (the "AMEX Index") and a peer group selected by the Company (the "Peer Group"). The graph assumes $100 was invested on August 20, 1997 in the Company's common stock, the AMEX Index and the Peer Group and assumes reinvestment of dividends.




                    [STOCK PERFORMANCE GRAPH HERE]



                                       08/20/97        12/31/97       12/31/98         12/31/99        12/31/00        12/31/01
                                      ----------      ----------     ----------       ----------      ----------      ----------
U S Liquids Inc. ..............        $100.00         $103.67         $165.14         $ 61.47         $ 16.06         $ 41.69
Peer Group ....................         100.00           98.94           77.79           53.09           59.21           61.38
AMEX Index ....................         100.00          105.48          104.05          129.72          128.13          122.22


      The Peer Group is based one-fourth on an oil and gas field services component (SIC Code 1389), one-fourth on an animal and marine fats and oils component (SIC Code 2077), one-fourth on an air and water resource and solid waste management component (SIC Code 9511), and one-fourth on a refuse systems component (SIC Code 4953). The companies included in the Peer Group Index are as follows: SIC Code 1389 -- BJ Services Co., Black Warrior Wireline Corp., Bouygues Offshore, S.A., Cal Dive International, Inc., Core Laboratories N.V., Global Industries, Ltd., Hanover Compressor Holdings, Highland Holdings International, Inc., ICO Inc., Infinity, Inc., Life Energy & Technology Holdings Inc., LifeSmart Nutrition Technologies, Inc., Marine Shuttle Operations Inc., Oceaneering International, Inc., OSCA Inc., Petrominerals Corporation, Precision Drilling Corporation, Schlumberger Limited, Simex Technologies, Inc., Sportsend, Inc., Superior Energy Services, Inc., Torch Offshore, Inc., Varco International Inc., and Willbros Group, Inc.; SIC Code 2077 -- Darling International, Inc. and Zapata Corporation; SIC Code 9511 -- Brascan Corporation, Duratek, Inc. and nSTOR Technologies, Inc.; and SIC Code 4953 -- 3CI Complete Compliance Corp., Advanced Recycling Sciences Inc., Allied Waste Industries, Inc., American Ecology Corporation, Avalon Holdings Corporation, Bennett Environmental Inc., Biofarm Inc., Capital Environmental Resource, Inc., Casella Waste Systems, Inc., Clean Harbors, Inc., Commodore Applied Technologies, Inc., Commodore Environmental Services, Inc., EarthCare Company, Envirogen, Inc., Environmental Energy Services, Inc., Environmental Safeguards, Inc., Imperial Petroleum Recovery Corp., Industrial Ecosystems Inc., Industrial Services of America, Inc., KBF Pollution Management Inc., MPM Technologies, Inc., Mymetics Corporation, Newpark Resources, Inc., Op-Tech Environmental Services, Inc., Out Takes, Inc., Perma-Fix Environmental Services, Inc., Phoenix Waste Services Company, Inc, Probex Corporation, Republic Services, Inc., Scherer Healthcare, Inc., Stericycle, Inc., Synagro Technologies, Inc., UST Liquidating Corporation, Waste Connections, Inc., Waste Holdings, Inc., Waste Management, Inc., and Windswept Environment Group, Inc.

                                OTHER INFORMATION

SOLICITATION OF PROXIES

      The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. Proxies also may be solicited personally or by telephone or telegraph. All such solicitations will be made by executive officers or other employees of the Company who will not receive extra compensation therefor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than 10% of the common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and to provide copies of those reports to the Company. Based on a review of the reports it has received, or written representations that no reports were required to be filed, the Company believes that during 2001 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were met.

CERTAIN LEGAL PROCEEDINGS

      During the third quarter of 1999, six purported securities class action lawsuits were filed against the Company and certain of its officers and directors in the United States District Court for the Southern District of Texas, Houston Division. These lawsuits have been consolidated into a single action styled IN RE: U S LIQUIDS SECURITIES LITIGATION, Case No. H-99- 2785, and the plaintiffs have filed a consolidated complaint alleging violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the "Securities Act") on behalf of purchasers of common stock in the Company's March 1999 public offering and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on behalf of purchasers of common stock during the period beginning on May 12, 1998 and ending on August 25, 1999. The plaintiffs generally allege that the defendants made false and misleading statements and failed to disclose allegedly material information regarding the operations of the Company's Detroit facility and the Company's financial condition in the prospectus relating to the Company's March 1999 stock offering and in certain other public filings and announcements made by the Company. The remedies sought by the plaintiffs include designation of the action as a class action, unspecified damages, attorneys' and experts' fees and costs, rescission to the extent any members of the class still hold common stock, and such other relief as the court deems proper. During 2000, the Company filed a motion to dismiss the plaintiffs' consolidated complaint. In January 2001, the court entered an Order of Partial Dismissal which dismissed the claims asserted by the plaintiffs under Sections 10(b) and 20(a) and Rule 10b-5 of the Exchange Act, but granted the plaintiffs leave to file an amended complaint. The deadline for filing an amended complaint has passed and the plaintiffs have advised the court that, while preserving all of their rights regarding the claims under Sections 10(b) and 20(a) of the Exchange Act, they will proceed on the current complaint as affected by the Order of Partial Dismissal. Accordingly, the lawsuit is proceeding with respect to the claims asserted under Sections 11, 12(a)(2) and 15 of the Securities Act only.

      In addition, one stockholder of the Company has filed a lawsuit against certain of the officers and directors of the Company in connection with the operation of the Company's Detroit facility and the securities class action described above. BENN CARMICIA V. U S LIQUIDS INC., ET AL., was filed in the United States District Court for the Southern District of Texas, Houston Division, on September 15, 1999 and was subsequently consolidated with the claims asserted in the securities class action described above. The plaintiff purports to allege derivative claims on behalf of the Company against the officers and directors for alleged breaches of fiduciary duty resulting from their oversight of the Company's affairs. The lawsuit names the Company as a nominal defendant and seeks compensatory and punitive damages on behalf of the Company, interest, equitable and/or injunctive relief, costs and such other relief as the court deems proper. The Company believes that the stockholder derivative action was not properly brought and has filed a motion to dismiss this action in order to allow the Board of Directors to consider whether such litigation is in the best interest of the Company and its stockholders. As of March 29, 2002, no ruling had been made by the court on this motion to dismiss.

ADDITIONAL MATTERS

      While the notice for the annual meeting calls for the transaction of any other business as may be properly presented, management is not aware of any business to be submitted at the meeting which is not described in this proxy statement. If any other business is properly presented, the persons named in the proxy will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SEC FORM 10-K

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS LATEST FISCAL YEAR IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING FROM MR. EARL J. BLACKWELL, CHIEF FINANCIAL OFFICER AND SECRETARY, U S LIQUIDS INC., 411 N. SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060-3545.

STOCKHOLDER PROPOSALS

      To be considered for inclusion in the Company's proxy statement relating to the 2003 Annual Meeting of Stockholders, stockholder proposals must be received no later than December 23, 2002. To be considered for presentation at the 2003 Annual Meeting, although not included in the proxy statement, proposals must be received between February 13, 2003 and March 15, 2003; provided, however, that in the event that the date of the 2003 Annual Meeting is changed by more than 30 days from May 14th, proposals must be received no later than the close of business on the later of the 60th calendar day prior to such meeting or the 10th calendar day following the day on which public announcement of the date of such meeting was first made. All stockholder proposals should be marked to the attention of Corporate Secretary, U S Liquids Inc., 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545. Further details regarding the information required to be delivered to the Company is set forth in the Company's Bylaws.



Houston, Texas
April 22, 2002

                                      PROXY

                                U S LIQUIDS INC.
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Earl J. Blackwell and Gary J. Van Rooyan, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of U S Liquids Inc. held of record by the undersigned on March 18, 2002 at the Annual Meeting of Stockholders to be held on May 14, 2002 or any adjournment thereof.



      1.    ELECTION OF DIRECTORS.

      [ ] For all nominees listed below (except as marked to the contrary below).

      [ ]   Withhold authority to vote for all nominees listed below.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                                 William M. DeArman
                                 John N. Hatsopoulos

      2. RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 2002.

      [ ]   For                     [ ]   Against                 [ ]   Abstain

      3. STOCKHOLDER PROPOSAL REGARDING A LIQUIDATION OF THE COMPANY.

      [ ]   For                     [ ]   Against                 [ ]   Abstain

      4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE THEREOF.

      The undersigned hereby acknowledges receipt of the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares represented by the proxy.

      Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the name of the legal entity by authorized person.

      Dated this ____ day of _________________, 2002.



                                    -------------------------------------------
                                    Signature


                                    -------------------------------------------
                                    Signature


      (Please sign, date and return promptly using the enclosed envelope.)




                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

      INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4:00 P.M. EASTERN
               TIME THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

---------------------------        --------------------------          -------------------------
        INTERNET                             TELEPHONE                           MAIL
HTTP://WWW.EPROXY.COM/USL                 1-800-435-6710

Use the Internet to vote            Use any touch-tone                    Mark, sign and date
your proxy.  Have your              telephone to vote your                 your proxy card
proxy card in hand when             proxy.  Have your proxy                      and
you access the web                  card in hand when you                  return it in the
site. You will be            OR     call. You will be            OR      enclosed postage-paid
prompted to enter your              prompted to enter your                    envelope.
control number, located             control number, located
in the box below, to                in the box below,
create and submit                   and then follow the
an electronic ballot.               directions given.

---------------------------        --------------------------          -------------------------

         IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT
                       NEED TO MAIL BACK YOUR PROXY CARD.